Exhibit (a)(1)

BRIO SOFTWARE, INC.

OFFER TO EXCHANGE CERTAIN ELIGIBLE OUTSTANDING
OPTIONS UNDER THE ELIGIBLE STOCK PLANS
TO PURCHASE COMMON STOCK
HELD BY CERTAIN EMPLOYEE OPTION HOLDERS

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THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 6:00 P.M., CALIFORNIA TIME, ON DECEMBER 16, 2002
UNLESS THE OFFER IS EXTENDED.

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Brio Software, Inc. (“Brio”) is offering to grant replacement options in exchange for outstanding options to purchase shares of our common stock (i) granted prior to August 2, 2000 with an exercise price greater than $2.00 under our 1992 Stock Option Plan (the “1992 Stock Plan”) to eligible employees (provided the options do not expire by their terms before the expiration of the offer); (ii) granted prior to August 2, 2000 with an exercise price greater than $2.00 under our 1998 Stock Option Plan (the “1998 Stock Plan”) to eligible employees; (iii) granted prior to August 2, 2000 with an exercise price greater than $2.00 under the 1995 Stock Option Plan that Brio assumed following its merger with SQRIBE Technologies Corp. in August 1999 (the “SQRIBE Plan”) to eligible employees; and (iv) granted after May 13, 2002 under our 2000 Non-executive Stock Option Plan (the “2000 Stock Plan”) to employees who are exchanging shares pursuant to (i), (ii) or (iii) above. This offer is being made to option holders who are employees on the date of tender of the options and who continue to be employees through the date of the grant of the new options. This offer is not open to executive officers, directors, consultants, or former employees. Options that are properly tendered and accepted will be canceled and exchanged for new options to be granted under the 1998 Stock Plan or the 2000 Stock Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the “offer”).

The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day which is at least six months and one day following the date we cancel the options accepted for exchange. All tendered options that are accepted by us through the offer will be canceled as soon as practicable after the date the offer ends. The offer is currently expected to expire on Monday, December 16, 2002 and we expect to cancel options on or about, Tuesday, December 17, 2002, or as soon as possible thereafter. According to this schedule, we expect to grant new options on or about Tuesday, June 17, 2003, but no earlier than six months and one day from the actual date of cancellation.

If you choose to tender any options you hold that are eligible for cancellation under this offer, you must tender all eligible options that you hold, including options granted to you on or after May 15, 2002. You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. No partial tenders will be accepted.

This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions which we describe in Section 6 below.

If you elect to exchange options as described in the offer and if your offer is accepted, we will grant you a new option under the 1998 Stock Plan or the 2000 Stock Plan pursuant to a new option agreement. The exercise price of the new option will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. Each new option will vest 50% on the date of grant with the remaining shares vesting at a rate of 1/24 at the end of each succeeding month until 100% of the options are vested. The term of the new options will be five (5) years from the date of grant.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

Shares of our common stock are quoted on the Nasdaq National Market under the symbol “BRIO.” On November 7, 2002, the last reported sale price of the common stock on the Nasdaq National Market was $1.53 per share. WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER TO TENDER YOUR OPTIONS. Please refer to Section 8 for a discussion of certain factors that could impact the exercise price per share of the new options and your ability to sell shares of our common stock.

You should direct questions about this offer or requests for assistance or for additional copies of the offer to exchange, the letter of transmittal or the notice to withdraw tender to Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054 (phone: 408-496-7417).

IMPORTANT

If you wish to tender your options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or hand deliver it and any other required documents to us at Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054 Attn: Haleh Carrillo (fax: 408-496-7612) before 6:00 p.m., California time on Monday December 16, 2002.

We are not making this offer to, nor will we accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS ANY FEDERAL OR STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE.

TABLE OF CONTENTS

SUMMARY TERM SHEET		1

INTRODUCTION		8

THE OFFER		10

1.	Number of Options; Expiration Date	10
2.	Purpose of the Offer	11
3.	Procedures for Tendering Options	12
4.	Withdrawal Rights	13
5.	Acceptance of Options for Exchange and Issuance of New Options	14
6.	Conditions of the Offer	15
7.	Price Range of Common Stock Underlying the Options	17
8.	Source and Amount of Consideration; Terms of New Options	18
9.	Information Concerning Brio Software, Inc.	23
10.	Interests of Directors and Officers; Transactions and Arrangements Concerning the Options	24
11.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer	25
12.	Legal Matters; Regulatory Approvals	26
13.	Material U.S. Federal Income Tax Consequences of Grants and Exercises under the 1998 Stock Plan, 2000 Stock Plan and of the Exchange	26
14.	Material Tax Consequences for Employees Who Are Non-U.S. Tax Residents	27
15.	Extension of Offer; Termination; Amendment	40
16.	Fees and Expenses	41
17.	Additional Information	41
18.	Miscellaneous	42

SCHEDULE A	Information Concerning the Directors and Executive Officers of Brio Software, Inc.	A-1

ii

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the remainder of this offer to exchange and the accompanying letter of transmittal and notice to withdraw tender because the information in this summary is not complete, and additional important information is contained in the remainder of this offer to exchange, the letter of transmittal and the notice to withdraw tender. We have included section references to the remainder of this offer to exchange where you can find a more complete description of the topics in this summary.

1. WHAT SECURITIES ARE SOUGHT IN THE OFFER?

We are offering to exchange certain outstanding, unexercised stock options held by eligible employees. The options that are eligible are outstanding options to purchase shares of our common stock: (i) granted prior to August 2, 2000 with an exercise price greater than $2.00 under our 1992 Stock Option Plan (the “1992 Stock Plan”) to eligible (provided the options do not expire by their terms before the expiration of the offer); (ii) granted prior to August 2, 2000 with an exercise price greater than $2.00 under our 1998 Stock Option Plan (the “1998 Stock Plan”) to eligible employees; (iii) granted prior to August 2, 2000 with an exercise price greater than $2.00 under the 1995 Stock Option Plan that Brio assumed following its merger with SQRIBE Technologies Corp. in August, 1999 (the “SQRIBE Plan”) to eligible employees; and (iv) granted after May 15, 2002 under our 2000 Non-executive Stock Option Plan (the “2000 Stock Plan”) to employees who are exchanging shares pursuant to (i), (ii) or (iii) above. If you are an eligible employee and choose to participate you will also be required to exchange all outstanding, unexercised options granted to you on or after May 15, 2002. The options tendered will be exchanged for new options granted under the 1998 Stock Plan or the 2000 Stock Plan, depending upon which of the plans the canceled options were granted under. (Section 1)

2. WHAT ARE THE CONDITIONS TO THE OFFER?

The offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. The offer is subject to a number of conditions, including the conditions described in Section 6 below. (Section 6)

3. WHY IS THE OFFER BEING MADE?

We believe that stock option grants facilitate employee retention and therefore provide incentive for high performance. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives thereby increasing stockholder value. (Section 2)

4. WHO IS ELIGIBLE TO PARTICIPATE?

To receive a grant of new options pursuant to the offer and under the terms of the 1998 Stock Plan or the 2000 Stock Plan, as applicable, you must be an employee of Brio continuously from the date you tender options through the date we grant the new options. This offer is not open to executive officers, directors, consultants, or former employees. As discussed below, we will not grant the new options until on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. If for any reason you are not an employee of Brio continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. (Sections 1, 5)

5. ARE EMPLOYEES OUTSIDE THE U.S. ELIGIBLE TO PARTICIPATE?

Yes, all employees outside the U.S. are eligible to participate subject to the terms and conditions of the offer. If you are a resident for tax purposes of a jurisdiction outside the U.S., please be sure to read Section 14, which discusses certain tax consequences for tax residents outside of the U.S.

6. HOW MANY SHARES WILL UNDERLIE THE NEW OPTIONS I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

Subject to the terms of this offer, we will grant you new options to purchase the number of shares of our common stock that is equal to the number of shares of common stock subject to the options you tender. The new options will be granted under the 1998 Stock Plan or the 2000 Stock Plan and will be subject to the terms and conditions of such plan and of a new option agreement between you and us. (Sections 1, 5)

7. WHEN WILL I RECEIVE MY NEW OPTIONS?

We expect to grant the new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If we cancel tendered options on Tuesday, December 17, 2002, which is the first business day after the scheduled expiration date of the offer, the grant date of the new options would be on or after Wednesday, June 18, 2003. (Sections 3, 5)

8. WHY WON’T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases and decreases in the price of our common stock as a compensation expense against our earnings for the new options. We would have to continue this variable accounting for the new options until they were exercised, forfeited, or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. We do not currently expect to grant the new options earlier than such time, however, the board of directors may decide in the future, if necessary to retain the Company’s employees, to grant some or all of the new options before such date. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards. (Section 11)

9. IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer, until the grant date for your new options, the grant of other options to you, such as annual, bonus or promotional options, for which you would otherwise be eligible before the new option grant date. The reason we would defer the grant to you of these other options is that we could incur a compensation expense against our earnings because of accounting rules that would apply to the interim option grants. If we determine that we would incur this compensation charge as a result of interim option grants, we expect that we will defer the interim option grants. (Section 11)

10. WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELED OPTIONS?

Yes. Options tendered by you as of the expiration date of the offer will be canceled as soon as practicable after the expiration date. You will no longer have any rights under the canceled options. (Sections 5, 11)

11. WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

The exercise price per share of the new options will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. Accordingly, we cannot predict the exercise price of the new options. On November 7, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $1.53 per share. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotations for our common stock, among other factors, before deciding whether to tender your options.

If our common stock is not quoted on the Nasdaq National Market on the date of grant, the fair market value will be determined in accordance with the terms of the applicable stock option plan. (Sections 7, 8)

12. WHEN WILL THE NEW OPTIONS VEST?

Each new option will vest 50% on the date of grant with the remaining shares vesting at a rate of 1/24 at the end of each succeeding month until 100% of the options are vested. Therefore, your vesting schedule will be altered in a manner that could be worse than the vesting schedule of the canceled shares both in the number of shares vested and the rate of vesting. (Section 8)

13. WILL MY RIGHTS CHANGE UNDER THE NEW OPTIONS?

If you are canceling options granted under the 1998 Plan or the 2000 Plan, your new options will be granted under the same respective plan so other than exercise price, rate of vesting and number of shares vested (as discussed above), your rights will stay the same. If, however, you are canceling options granted under the 1992 Stock Plan or the SQRIBE Stock Plan, your new options will be granted under the 2000 Stock Plan because the 1992 Stock Plan and the SQRIBE Stock Plan are no longer operating plans. Therefore, your rights under the option plan will change to be those applicable to options granted under the 2000 Stock Plan, in addition to the changes described above with respect to the exercise price, rate of vesting and number of shares vested. The rights of the 2000 Stock Plan as well as a summary of the changes from the 1992 Stock Plan and the SQRIBE Stock Plan to the 2000 Stock Plan are included in Section 8 (Section 8).

14. DOES THE NEW GRANT DATE OF THE NEW OPTIONS MEAN THAT I WOULD HAVE TO WAIT A LONGER PERIOD BEFORE I CAN PURCHASE COMMON STOCK UNDER MY OPTIONS?

It is possible that you will have to wait longer to exercise your new option than you would have to exercise your tendered options. You will not be able to exercise tendered options from the date of cancellation and you will not be able to exercise new options until after the date of grant, which will be at least six months and one day after the date of cancellation and which we expect to be on or about June 18, 2003. If for any reason you are not an employee of Brio or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. (Section 8)

15. WHAT IF THERE IS A STOCK SPLIT, OR A LIQUIDATION, OR A MERGER OR ACQUISITION?

If there is a change in our capitalization such as a stock split, reverse stock split, stock dividend or other similar event, which results in an increase or decrease in the number of issued and outstanding shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

In the event of the proposed dissolution or liquidation of Brio, each option under the eligible plans will terminate unless otherwise provided by the administrator of such plans. If we sell all or substantially all of our assets or if we are acquired by another entity, we would require the surviving corporation to inherit our obligation to grant the replacement options. If the sale occurred prior to the replacement date, the replacement options would still be granted on the replacement grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company’s stock on the date of grant.

You should be aware that a proposed or consummated merger, acquisition, or similar transaction could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer. (Section 8)

16. IF I CHOOSE TO TENDER AN OPTION, DO I HAVE TO TENDER ALL OF MY OPTION SHARES OR ANY PARTICULAR OPTION GRANTS?

If you elect to participate in this offer you must tender all outstanding options to purchase shares of our common stock (i) granted prior August 2, 2000 with an exercise price greater than $2.00 under the 1992 Stock Plan (provided the options do not expire by their terms before the expiration of the offer); (ii) granted prior to August 2, 2000 with an exercise price greater than $2.00 under the 1998 Stock Plan; (iii) granted prior to August 2, 2000 with an exercise price greater than $2.00 under the SQRIBE Plan; and (iv) granted after May 15, 2002 under the 2000 Stock Plan to employees who are exchanging shares pursuant to (i), (ii) or (iii) above. The requirement described in (iv) above is necessary because we would be required to treat options granted to participating employees during the six months prior to the commencement of the offer as variable awards. This means that we would be required to record the non-cash accounting impact of increases and decreases in the price of our common stock as a compensation expense against our earnings for the new options.

We will not accept partial tenders. For example, if you have three options which were granted on different dates (such as on September 2, 1999 at an exercise price of $13.56 per share, February 28, 2000 at an exercise price of $40.75, and July 25, 2002 at an exercise price of $1.18 per share) and you accept the offer, then you must exchange all of the outstanding options granted, whether or not vested, on each of the three dates. If, however, you were also granted an option on December 31, 2001 at an exercise price of $2.88, you would not tender that option because it is not an eligible option.

17. IF I TENDER AN OPTION THAT HAS BEEN PARTIALLY OR FULLY EXERCISED, WILL I RECEIVE A NEW OPTION REPLACING SHARES ISSUED UPON THE EXERCISE?

We are offering to exchange outstanding, unexercised options. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise. Options that have been fully exercised are not outstanding and will not be accepted. (Section 5)

18. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

If you exchange your current options for new options, under current U.S. tax law the exchange would be treated as a non-taxable exchange and you would not be required to recognize income for U.S. Federal income tax purposes at the time of the exchange. Further, at the time of grant of the new options, under current U.S. tax law, the grant of options is not recognized as taxable income and you would not be required to recognize income for U.S. Federal income tax purposes. Foreign tax jurisdictions will have different consequences for tax residents in those jurisdictions. We strongly recommend that you consult with your own tax advisor to determine the tax consequences of participating in the offer. (Sections 13, 14)

19. IF MY CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

No. Brio’s current policy is to grant only non-qualified stock options. Therefore all of the new options granted in exchange for canceled options will be non-qualified stock options.

20. WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

Options that you choose not to tender for exchange or that we do not accept for exchange will remain outstanding in accordance with their terms. However, there is some risk that the tax qualification of any incentive stock options you have may be affected even if you decline to participate in the exchange. If the Internal Revenue Service characterizes the option exchange program as a “modification” of the incentive stock options that could be exchanged (whether or not actually exchanged), the required holding period of those options could be extended, causing a disposition of option shares prior to the lapse of the new holding period to be treated similarly to a disposition of shares acquired pursuant to a nonstatutory stock option, which is less favorable to the taxpayer than a disposition of shares acquired pursuant to an incentive stock option. Even if you choose not to exchange your eligible options, we recommend that you consult with your own tax advisor to determine the tax consequences of the disposition of shares received on exercise of your options. (Section 13)

21. WHEN WILL MY NEW OPTIONS EXPIRE?

Your new options will expire five years from the date of grant, or earlier if your employment with us terminates before then. (Section 8)

22. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

The offer expires on Monday, December 16, 2002, at 6:00 p.m., California time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., California time, on the next business day following the previously scheduled expiration of the offer period. (Sections 1, 15)

23. HOW DO I TENDER MY OPTIONS?

If you decide to tender your options, you must deliver by mail, fax or hand delivery, before 6:00 p.m., California time, on Monday, December 16, 2002, a properly completed and duly executed letter of transmittal and all other documents required by the letter of transmittal to Brio Software, Inc., 4980 Great America Parkway, Santa Clara, California 95054, Attn: Haleh Carrillo (fax: 408-496-7612).

If we extend the offer beyond that time, you must deliver these documents before the extended expiration date and time of the offer.

We reserve the right to reject any or all tenders of options that we determine are not timely or in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all such properly tendered options promptly after the expiration of the offer. (Section 3)

24. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

You may withdraw your tendered options at any time before 6:00 p.m., California time, on Monday, December 16, 2002. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration date and time of the offer. In addition, you may also withdraw tendered options that are not accepted before 6:00 p.m., California time, on January 15, 2003. To withdraw tendered options, you must deliver by mail, fax or hand delivery, prior to the expiration time and date, a properly completed and duly executed notice to withdraw tender, to Brio Software, Inc., 4980 Great America Parkway, Santa Clara, California 95054, Attn: Haleh Carrillo (fax: 408-496-7612) at any time before 6:00 p.m., California time, on Monday, December 16, 2002. (Sections 3, 4)

25. AFTER I WITHDRAW TENDERED OPTIONS, CAN I CHANGE MY MIND AND DECIDE TO TENDER MY OPTIONS?

After withdrawal of tendered options, you may change your mind and decide to tender your options at any time before the offer expires at 6:00 p.m., California time, on Monday, December 16, 2002. If we extend the offer beyond that time, you may decide to tender options at any time until the extended expiration date and time of the offer. Once you have withdrawn tendered options, you may re-tender those options again only by submitting a letter of transmittal, in accordance with the delivery procedures for an initial tender of options, which is clearly dated after the related notice to withdraw tender. (Sections 3, 4)

26. WHAT DOES MANAGEMENT AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

Although our board of directors has approved this offer, neither we nor our board of directors makes any recommendation as to whether or not you should tender your options. You must make your own decision on whether or not to tender options. You should consult with your own tax, legal and financial advisors regarding the consequences of your decision on whether or not to participate in the offer to exchange. (Section 2, 18)

27. WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact Haleh Carrillo at Brio Software, Inc., 4980 Great America Parkway, Santa Clara, California 95054, (phone: 408-496-7417).

INTRODUCTION

Brio is offering to grant replacement options in exchange for outstanding options to purchase shares of our common stock (i) granted prior August 2, 2000 with an exercise price greater than $2.00 under the 1992 Stock Plan to eligible employees (provided the options do not expire by their terms before the expiration of the offer); (ii) granted prior to August 2, 2000 with an exercise price greater than $2.00 under the 1998 Stock Plan to eligible employees; (iii) granted prior to August 2, 2000 with an exercise price greater than $2.00 the SQRIBE Plan to eligible employees; and (iv) granted after May 15, 2002 under the 2000 Stock Plan to employees who are exchanging shares pursuant to (i), (ii) or (iii) above. This offer is being made to option holders who are employees on the date of tender of the options and who continue to be employees through the date of the grant of the new options. This offer is not open to executive officers, directors, consultants, or former employees. Options that are properly tendered and accepted will be canceled and exchanged for new options to be granted under the 1998 Stock Plan or the 2000 Stock Plan. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange, the related letter of transmittal and the related notice to withdraw tender (which together, as they may be amended, constitute the “offer”).

The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by such option holder and accepted for exchange. We will grant the new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange. All tendered options that are accepted by us through the offer will be canceled as soon as practicable after the date the offer ends. The offer is currently expected to expire on Monday, December 16, 2002 and we expect to cancel options on or about Tuesday, December 17, 2002, or as soon as possible thereafter. According to this schedule, we expect to grant new options on or about Wednesday, June 18, 2003 but no earlier than six months and one day from the actual date of cancellation.

If you choose to tender any options you hold that are eligible for cancellation under this offer, you must tender all eligible options that you hold, including any options granted to you on or after May 15, 2002. You may only tender full option grants. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Partial tenders of an option will not be accepted.

This offer is not conditioned upon a minimum number of options being tendered. Participation in the offer is voluntary. This offer is subject to conditions that we describe in Section 6 below.

If you elect to exchange options as described in the offer and if your offer is accepted, we will grant you a new option under the 1998 Stock Plan or the 2000 Stock Plan, as applicable, pursuant to a new option agreement. The exercise price of the new option will be equal to the last reported sale price of our common stock on the Nasdaq National Market on the date of grant. Each new option will vest 50% on the date of grant with the remaining shares vesting at a rate of 1/24 at the end of each succeeding month until 100% of the options are vested. The term of the new options will be five (5) years from the date of grant.

As of November 7, 2002, options to purchase 26,385 shares of our common stock are outstanding and held by eligible employees who were granted such options on or before August 2, 2000 with an exercise price greater than $2.00 and that will not expire by their terms before the expiration of the offer under the 1992 Stock Plan. As options to purchase a total of 31,385 shares of our common stock are issued and outstanding under the 1992 Stock Plan, the shares of common stock issuable upon exercise of options we are offering to exchange constitute approximately 84.07% of the total shares of common stock issuable upon exercise of all options issued and outstanding under the 1992 Stock Plan. As of November 7, 2002, options to purchase 1,027,566 shares of our common stock are outstanding and held by eligible employees who were granted such options on or before August 2, 2000 with an exercise price greater than $2.00 under the 1998 Stock Plan. As options to purchase a total of 5,975,404 shares of our common stock are outstanding and held by eligible employees who were granted such options under 1998 Stock Plan, the shares of common stock issuable upon exercise of options we are offering to exchange constitute approximately 17.20% of the total shares of common stock issuable upon exercise of all options issued and outstanding under the 1998 Stock Plan. As of November 7, 2002, options to purchase 166,158 shares of our common stock are outstanding and held by eligible employees who were granted such options on or before August 2, 2000 with an exercise price greater than $2.00 under the SQRIBE Stock Plan. As options to purchase a total of 236,452 shares of our common stock are issued and outstanding under the SQRIBE Stock Plan, the shares of common stock issuable upon exercise of options we are offering to exchange constitute approximately 70.27% of the total shares of common stock issuable upon exercise of all options issued and outstanding under the SQRIBE Stock Plan. As of November 7, 2002, options to purchase 95,000 shares of our common stock are issued to eligible employees under the 2000 Stock Plan after May 15, 2002. As a total of options to purchase 3,879,993 shares of our common stock are issued and outstanding under the 2000 Stock Plan, the shares of common stock issuable upon exercise of options we are offering to exchange constitute approximately 2.45% of the total shares of common stock issuable upon exercise of all options issued and outstanding under the 2000 Stock Plan. The shares of common stock issuable upon exercise of options we are offering to exchange constitute approximately 12.99% of the total shares of common stock issuable upon exercise of all options issued and outstanding under all eligible plans. As of November 7, 2002, the number of shares of our common stock outstanding is 37,838,928.

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.

Upon the terms and subject to the conditions of the offer will grant replacement options in exchange for outstanding options to purchase shares of our common stock (i) granted prior August 2, 2000 with an exercise price greater than $2.00 under the 1992 Stock Plan (provided the options do not expire by their terms before the expiration of the offer); (ii) granted prior to August 2, 2000 with an exercise price greater than $2.00 under the 1998 Stock Plan; (iii) granted prior to August 2, 2000 with an exercise price greater than $2.00 under the SQRIBE Plan; and (iv) granted after May 15, 2002 under the 2000 Stock Plan to employees who are exchanging shares pursuant to (i), (ii) or (iii) above. This offer is being made to option holders who are employees on the date of tender of the options and who continue to be employees through the date of the grant of the new options. This offer is not open to executive officers, directors, consultants, or former employees. If your options are properly tendered and accepted for exchange and not withdrawn, and assuming that you remain our employee through the grant date of the new options, you will be entitled to receive new options to purchase the number of shares of our common stock that is equal to the number of shares subject to the options that you tendered, subject to adjustments for any stock splits, reverse stock splits, stock dividends and similar events. Options that are properly tendered and accepted will be canceled and exchanged for new options to be granted under the 1998 Stock Plan or the 2000 Stock Plan, as applicable. All new options will be subject to the terms of the applicable plan and to a new option agreement between us and you, which you will be required to sign as a condition to receiving such new option.

If for any reason you are not an employee of Brio or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. This means that if you resign, with or without good reason, or we terminate your employment, with or without cause, or your employment relationship with us terminates from death or disability, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we accepted.

The term “expiration date” means 6:00 p.m., California time, on Monday, December 16, 2002, unless and until we, in our discretion, extend the period of time during which the offer will remain open, in which event the term “expiration date” refers to the latest time and date at which the offer, as so extended, expires. See Section 15 for a description of our rights to extend, delay, terminate or amend the offer.

If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

-	we increase or decrease the amount of consideration offered for the options;

-	we decrease the number of options eligible to be tendered in the offer; or

-
we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth business day following the date we publish notice or otherwise inform you in writing of the foregoing actions in accordance with Section 15 below, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we publish notice or otherwise inform you in writing.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, California time.

2.	PURPOSE OF THE OFFER.

We issued the options outstanding under the Eligible Stock Plans to provide our employees with additional incentive to perform at high levels and to continue their employment and service with us. The growth and success of our business is dependent in part upon the retention and motivation of our employees. Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of our common stock on the grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value and improve performance incentives, thereby increasing stockholder value.

Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options might have a higher exercise price than some or all of the options eligible for exchange. From time to time, we engage in strategic transactions with business partners, customers and other third parties. Some of these transactions could significantly affect the price of our shares, particularly if the transaction involves change in our structure, ownership, organization, or composition of our management or board of directors. In addition, market conditions related or unrelated to our business could result in an increase in our share price during the period between cancellation of tendered and accepted options and grant of new options. You will be at risk of any increase in our share price for any reason.

Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange, our public announcements, or our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

•	an extraordinary corporate transaction, such as a merger, reorganization, or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present management, including any executive officer’s material terms of employment;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

•	the acquisition or disposition by any person of a material proportion of any of our securities; or

•	any material change in our certificate of incorporation or bylaws, or any actions that may materially impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision on whether to tender your options for exchange.

3.	PROCEDURES FOR TENDERING OPTIONS.

Proper Tender of Options.

To validly tender your options pursuant to the offer, you must, in accordance with the terms of the letter of transmittal, deliver by mail, fax or hand delivery, a properly completed and duly executed letter of transmittal and all other documents required by the letter of transmittal to Brio Software, Inc., 4980 Great America Parkway, Santa Clara, California, 95054, Attn: Haleh Carrillo (fax: 408-496-7612) or a substitute designated by us in writing, before the expiration date. Unless extended by us, the expiration date is 6:00 p.m., California time, on Monday, December 16, 2002.

Delivery is not timely completed if the required documents are not RECEIVED by us prior to the expiration date. The method of delivery of all documents, including letters of transmittal, any other required documents and notices to withdraw tender, is at the election and risk of the tendering option holder. In all cases, you should allow sufficient time to ensure timely delivery.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility, timeliness (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the foregoing, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular option or any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.

Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU PURSUANT TO THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

4.	WITHDRAWAL RIGHTS.

You may withdraw your tendered options only in accordance with the provisions of this Section 4.

You may withdraw your tendered options at any time before 6:00 p.m., California time, on Monday, December 16, 2002. If the offer is extended by us beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not yet accepted your tendered options for exchange before 6:00 p.m., California time, on January 15, 2003, you may withdraw your tendered options at any time after that date and time.

To validly withdraw tendered options, an option holder must deliver a properly completed and duly executed notice to withdraw tender and all other documents required by the notice to withdraw tender to Brio Software, Inc., 4980 Great America Parkway, Santa Clara, California, 95054, Attn: Haleh Carrillo at any time before 6:00 p.m., California time, on Monday, December 16, 2002. Except as described in the following sentence, the notice to withdraw tender must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice to withdraw tender.

Any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options by submitting a new letter of transmittal, prior to the expiration date and in accordance with the delivery procedures set forth in Section 3 for an initial tender of options, that is clearly dated after the related notice to withdraw tender.

We will determine, in our discretion, all questions as to form of documents and the validity, form and timeliness (including time of receipt) of any notice to withdraw tender. Our determination of these matters will be final and binding on all parties. Subject to the foregoing, we will accept properly and timely delivered notices to withdraw tender. No tender of options will be deemed to have been properly withdrawn until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in withdrawals of tender, nor will anyone incur any liability for failure to give any such notice.

5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

Upon the terms and subject to the conditions of this offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. You will no longer have any rights with respect to any canceled option. If your options are properly tendered and accepted for exchange, they will be canceled as of the date of our acceptance, which we anticipate to be the day after the scheduled expiration date of the offer. As the offer is scheduled to expire on Monday, December 16, 2002, we expect to cancel properly tendered and accepted options on Tuesday, December 17, 2002. Subject to the terms and conditions of this offer, you will be granted new options on or about the first business day that is six months and one day following the date of cancellation. If we cancel tendered options on Tuesday, December 17, 2002, which is the first business day after the scheduled expiration date of the offer, the grant date of the new options will be on or about Wednesday, June 18, 2003, but no earlier than six months and one day from the actual date of cancellation. If we extend the expiration date of the offer, the acceptance and cancellation date of tendered options and the grant date of new options will be similarly delayed.

We will not accept partial tenders of an option. Note that each option granted, regardless of the number of shares subject to that option, constitutes a single option. You may have been granted an option on more than one occasion, in which case you would have several option grants, or options. If you choose to tender an option, you must tender the option with respect to all of the shares, whether or not vested, that are subject to that option. Therefore, for each option you hold, you may tender the option with respect to all or none of the shares subject to that option, but not for a portion of those shares. Options that are tendered that have been partially exercised will be accepted only with respect to the remaining outstanding option shares that have not been issued upon the exercise. Options that have been fully exercised are not outstanding and will not be accepted.

If you elect to participate in this offer you must tender all outstanding options to purchase shares of our common stock (i) granted prior August 2, 2000 with an exercise price greater than $2.00 under the 1992 Stock Plan (provided the options do not expire by their terms before the expiration of the offer); (ii) granted prior to August 2, 2000 with an exercise price greater than $2.00 under the 1998 Stock Plan; (iii) granted prior to August 2, 2000 with an exercise price greater than $2.00 under the SQRIBE Plan; and (iv) granted after May 15, 2002 under the 2000 Stock Plan to employees who are exchanging shares pursuant to (i), (ii) or (iii) above.

We will not accept partial tenders. For example, if you have three options which were granted on different dates (such as on September 2, 1999 at an exercise price of $13.56 per share, February 28, 2000 at an exercise price of $40.75, and July 25, 2002 at an exercise price of $1.18 per share) and you accept the offer, then you must exchange all of the outstanding options granted, whether or not vested, on each of the three dates. If, however, you were also granted an option on December 31, 2001 at an exercise price of $2.88, you would not tender that option because it is not an eligible option.

If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer, until the grant date for your new options, the grant of other options to you, such as annual, bonus, or promotional options, for which you would otherwise be eligible before the new option grant date. The reason we would defer the grant to you of these other options is that we could incur compensation expense against our earnings because of accounting rules that would apply to the interim option grants. If we determine that we would incur this compensation charge as a result of interim option grants, we will defer the interim option grants.

Your new options will entitle you to purchase a number of shares of our common stock that is equal to the number of shares subject to the options you tender, subject to adjustments for any stock splits, reverse stock splits, stock dividends and similar events. IF FOR ANY REASON YOU ARE NOT AN EMPLOYEE OF BRIO OR ONE OF OUR SUBSIDIARIES CONTINUOUSLY FROM THE DATE YOU TENDER OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER CONSIDERATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE, AND THE TENDERED OPTIONS WILL BE CANCELED WHETHER OR NOT VESTED PRIOR TO THE TENDER. This means that if you resign, with or without good reason, or we terminate your employment, with or without cause, or your employment terminates from death or disability, prior to the date we grant the new options, the options that you tendered and we accepted will be canceled and you will not receive anything in return.

Although we may orally or in writing confirm receipt of the letter of transmittal through which you tender your options, for purposes of the offer, we will not be deemed to have accepted for exchange any options until we provide oral or written notice of our acceptance. For purposes of the offer, we will be deemed to have accepted options for exchange that are properly tendered and not validly withdrawn as of the time we give oral or written notice to the option holders of our acceptance, which notice may be by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept, on the day after the expiration date of the offer, all properly tendered options that are not validly withdrawn. Upon acceptance of tendered options for exchange, we will cancel the tendered options and promptly send each tendering option holder a letter indicating the number of shares subject to the options that we have accepted for exchange, the corresponding number of shares that will be subject to the new options and the expected grant date of the new options.

6.	CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange (in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act), if, at any time on or after November 15, 2002 and prior to the expiration date, any of the following events has occurred or has been determined by us to have occurred, and the occurrence of such event or events makes it inadvisable, in our reasonable judgment and regardless of the circumstances giving rise to the event (including any action or omission to act by us), for us to proceed with the offer or with the acceptance and cancellation of options tendered for exchange:

(a) there shall have been threatened or instituted or be pending any action or proceeding by or before any government or governmental, regulatory or administrative agency, authority or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially affect the business, condition, income, operations, plans, or prospects of Brio or our subsidiaries in any way that could materially impair the contemplated benefits of the offer to us;

(b) there shall have been any action threatened, taken or pending, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries, by or before any court or any authority, agency or tribunal that, in our reasonable judgment, could directly or indirectly:

(1)
make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relates in any manner to the offer;

(2)	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

(3)	materially impair the contemplated benefits of the offer to us; or

(4)	materially and adversely affect the business, condition, income, operations, plans or prospects of Brio or our subsidiaries;

(c) there shall have occurred:

(1)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(2)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the U.S., whether or not mandatory;

(3)	the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the U.S.;

(4)
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the U.S.;

(5)
any change in the general political, market, economic or financial conditions in the U.S. or abroad that could have a material effect on the business, condition, operations or prospects of Brio or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

(6)	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

(d) there shall have occurred any change, development, clarification, or position taken in generally accepted accounting principles that could require us for financial reporting purposes to record compensation expense against our earnings in connection with the offer;

(e) a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for our company, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(1)
any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any replacement group shall have been formed that beneficially owns more than

5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before December 16, 2002;

(2)
any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before December 16, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(3)
any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(4)
any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Brio or our subsidiaries that, in our reasonable judgment, is or may be material to Brio or our subsidiaries; or

(f) any change or changes shall have occurred in the business, condition, assets, income, operations, plans or prospects, or stock ownership of Brio or our subsidiaries that, in our reasonable judgment, makes it inadvisable to proceed with the offer.

The conditions to the offer are for our benefit. We may assert them prior to the expiration date in our discretion regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

Our common stock is quoted on the Nasdaq National Market under the symbol “BRIO.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market, as adjusted for any stock dividends or stock splits.

	HIGH	LOW
September 30, 2002 through November 7, 2002	$1.72	$1.05
Quarter ended September 30, 2002	$1.92	$0.72
Quarter ended June 30, 2002	$3.03	$0.95
Quarter ended March 31, 2002	$4.62	$2.44
Quarter ended December 31, 2001	$3.69	$1.00
Quarter ended September 30, 2001	$6.90	$2.00
Quarter ended June 30, 2001	$8.00	$2.94
Quarter ended March 31, 2001	$15.31	$4.38

As of November 7, 2002, the last reported sale price of our common stock was $1.53 per share, as reported by the Nasdaq National Market.

We recommend that you evaluate current market quotations for our common stock, among other factors, before deciding whether to tender your options.

8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS; COMPARISON TO CANCELED OPTION RIGHTS.

Consideration.

Subject to the terms of the offer, we will issue new options to purchase common stock under either the 1998 Stock Plan or the 2000 Stock Plan, as applicable, in exchange for the outstanding eligible options properly tendered and accepted for exchange by us. The tendered options will be canceled upon acceptance. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and canceled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding eligible options, then subject to the terms of the offer we would grant new options to purchase a total of 1,315,109 shares of our common stock. The common stock issuable upon exercise of these new options would equal approximately 12.99% of the total shares of our common stock outstanding as of November 7, 2002.

Terms of New Options.

The new options will be issued under either the 1998 Stock Plan or the 2000 Stock Plan, and we will enter into a new option agreement with each eligible option holder for each tendered option that we have accepted which option agreement you will be required to sign and return to us. The terms and conditions of a new option will vary from the terms and conditions of the related tendered option, including with respect to the exercise price, vesting commencement date and vesting schedule. The new exercise price, vesting schedule and number of shares vested could be less favorable than that of the canceled options.

The following description of the option plans and the new option agreements are summaries, and are not complete. Complete information about the option plans and the new options is included in the option plans and the new option agreement between you and us. The forms of the option agreements have been filed with the SEC as exhibits to the Schedule TO filed on the date of commencement of this offer. In addition, you should consult the prospectuses for the 1998 and 2000 Stock Plans for further information regarding the tax consequences applicable to the new options. Please contact Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054, phone (408) 496-7417 to request copies of the option plans, prospectuses, or the forms of the new option agreements. Copies will be provided promptly and at our expense.

The following description summarizes the material terms of the 1998 Stock Plan and the 2000 Stock Plan and the options granted under the plans.

General.

As of November 7, 2002, the maximum number of shares of common stock we can issue in connection with options granted under the 1998 Stock Plan and 2000 Stock Plan, respectively, was 5,623,778 shares and 2,069,189 shares. All options exchanged in this offer will be replaced with nonstatutory options, which are options that do not qualify as incentive options.

Administration.

The option plans may be administered by our Board of Directors or one or more committees of our Board. Generally, the option plans are administered by our Board, with respect to option grants in excess of 50,000 options, and by our President and CEO with respect to all other option grants. Our Board has discretion to determine the recipients of awards and the terms of option plan awards granted, including the exercise price, the number of shares subject to awards and the applicable vesting schedule. The administrator’s determination and interpretation of option plan provisions is binding on all parties.

Term.

The term of each option granted under the plans is fixed by the Board of Directors at the time of grant. The new options to be granted under the offer will have a term that expires at 11:59 p.m., California time, on the five-year anniversary of the date the new options are granted, which would be on or about June 18, 2008, assuming a June 18, 2003 grant date.

Termination.

The Board of Directors has the authority to determine the period of time, if any, after which your employment with us ends for any reason (including your death or disability) that you may exercise vested option shares. If your employment terminates for any reason other than your death or disability, under the 1998 Stock Plan, you generally have six months in the case of a nonstatutory stock option to exercise option shares that were vested on your last day of employment. If your employment terminates for any reason other than your death or disability, under the 2000 Stock Plan, you generally have three months to exercise your nonstatutory stock option shares that were vested on your last day of employment. Option shares that were unvested on your last day of employment terminate on that last day and you have no further rights to these shares. If your employment terminates for any reason prior to the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender. If after the date we grant the new options, your employment terminates as a result of your death or disability (or you die within 30 days after your last day of employment), your new option will be exercisable, to the extent of the number of shares vested and exercisable at the date of such termination, (a) for six months from the date of termination, if your termination is the result of your total and permanent disability, (b) for six months from the date of termination, under the 1998 Stock Plan, if your termination is the result of your death, and (c) for twelve months from the date of termination, under the 2000 Stock Plan, if the termination is the result of your death. However, in no event can a new option be exercised after its expiration date. If your option terminates under the circumstances specified in this section, your interests in the option plan will also terminate.

Leave of Absence.

A leave of absence will not have any impact on the number of shares you may purchase under the new options. However, like our other options, vesting under the new options may be suspended for personal unpaid leave in accordance with Brio’s policy (that is, leave for discretionary personal reasons and not medical or family leave provided under our policy or applicable law). If you are currently on leave, and the vesting of your options is suspended as described above, if you accept this offer, your new options will not begin to vest until you return to work. If your new option expires before you vest in full because vesting was suspended while you were on leave, any unvested portion will be canceled. This policy may vary as required by law.

Exercise Price.

Each new option will have an exercise price equal to the last reported sale price per share of our common stock on the NASDAQ National Market on the date of grant. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. We will grant new options on or about the first business day that is at least six months and one day following the date we cancel the options accepted for exchange.

Vesting and Exercise.

The Board of Directors has the authority to determine the time or times at which options granted under the plans may be exercised. The Board of Directors may also accelerate the exercisability of options.

Each new option will vest 50% on the date of grant with the remaining shares vesting at a rate of 1/24 at the end of each succeeding month until 100% of the options are vested. Therefore, your vesting schedule will be altered in a manner that could be worse than the vesting schedule of the canceled shares both in the number of shares vested and the rate of vesting. Vesting is contingent upon your continued employment with us.

By way of illustration, assume that an employee tenders an option to purchase 3,600 shares that vests at a rate of 1/4th of the total after a 1 year period and 1/48th of the total each month thereafter, and that you have exactly 18 months of vesting at the time of cancellation. Assuming a grant date of six months and one day after cancellation, the new option will be issued for 3,600 shares and 1,800 shares will be vested on the date of grant and 1/24th of the remaining shares, or 75 shares, will vest on July 18, 2003, with the remainder to vest at 75 shares per month thereafter for so long as such person remains an employee of our company. If the tendered option had not been tendered, accepted and canceled, then on that same date, the tendered option would have been outstanding for 3,600 shares and would have been vested with respect to 1,800 shares on July 18, 2003, plus one day towards the next vesting date.

It is also important to note the effect of the period that will be at least six months and one day between cancellation of tendered options and grant of new options. You will not be able to exercise tendered options from the date of cancellation and you will not be able to exercise new options until after the date of grant, which will be at least six months and one day after the date of cancellation, or June 18, 2003. This means that the new option may become fully vested at a later date than the tendered option would have become fully vested. Moreover, if the tendered option is already fully vested or has less than six months and one day of vesting remaining on the date of cancellation, then during the period between cancellation and grant of new option, you will not be able to purchase shares that you could have purchased under the terms of the canceled option even though the canceled option would have been fully vested. Further, if for any reason you are not an employee of Brio or one of our subsidiaries continuously from the date you tender options through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange, and the tendered options will be canceled whether or not vested prior to the tender.

Effect of a Liquidation, Dissolution, Sale or Merger.

In the event of the proposed dissolution or liquidation of the Company, each option under the eligible plans will terminate prior to the proposed event unless otherwise provided by the Administrator. The Administrator may give the option holder the right to exercise the option in whole or in part including shares which would not otherwise be exercisable before the proposed event. In the event of the proposed sale of all or substantially all of the Company’s assets, or if the Company is acquired by another entity before the replacement options are granted, the surviving corporation will inherit the Company’s obligation to grant the replacement options. If the sale occurred prior to the replacement grant date, the replacement options would still be granted on the replacement grant date, but they would be options to purchase shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company’s stock on the date of grant. In the event of the proposed sale of all or substantially all of the Company’s assets or if the Company is acquired by another entity after the replacement options have been granted, the surviving corporation will assume the Company’s rights and obligations under the replacement option agreements or substitute options to purchase the surviving corporation’s stock unless the Administrator determines that the option is exercisable, in whole or in part, including shares as to which the option would not otherwise be exercisable.

You should be aware that a proposed or consummated merger, acquisition or similar transaction could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, could be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

U.S. Federal Income Tax and Other Non-U.S. Tax Information.

Please refer to Section 13 for a discussion of certain material U.S. Federal income tax consequences of grants and exercises under the 1998 Stock Plan, the 2000 Stock Plan and the exchange, and to Section 14 for a summary of certain material international consequences of grants, for employees who are non-U.S. tax residents.

Differences in Treatment for Certain Tendering Option Holders:

Option Holders under the 1998 Plan and the 2000 Plan.

If your canceled options were granted under the 1998 Stock Plan or the 2000 Stock Plan, you will be reissued options under the same respective plan so other than exercise price, rate of vesting and number of shares vested, your rights will stay the same.

Option Holders under the 1992 Stock Plan.

If your canceled options were granted under the 1992 Stock Plan you will be reissued options under the 2000 Stock Plan and therefore there will be differences in the terms and conditions of the newly issued options relative to the old, some of which may be adverse to you. These differences include the period of time after your employment terminates that you may exercise option shares that were vested on your last day of employment. Under the 1992 Stock Plan and the 2000 Stock Plan alike, if your employment terminates for any reason other than your death or disability after your new option is granted, you have three months to exercise the option shares that were vested on your last day of employment. In addition, if your employment terminates because of your death, you have twelve months to exercise option shares that were vested prior to your last day of employment under both plans. The plans differ, however, with respect to the period of time after your employment terminates because of your disability that you may exercise option shares that were vested on your last day of employment. Under the 1992 Stock Plan, you have twelve months to exercise your option shares that were vested on your last day of employment if your employment terminates because of your disability, whereas under the 2000 Stock Plan (as discussed above), you have six months, respectively, to do so.

Option Holders under the SQRIBE Stock Plan.

If your canceled options were granted under the SQRIBE Stock Plan you will be reissued options under the 2000 Stock Plan and therefore there will be differences in the terms and conditions of the newly issued options relative to the old, some of which may be adverse to you. These differences include the period of time after your employment terminates that you may exercise option shares that were vested on your last day of employment and the effect of a change in capitalization, merger or consolidation on outstanding options.

Under the SQRIBE Stock Plan, if your employment terminates for any reason other than your death or disability after the new options are granted, you have two months to exercise the option shares that were vested on your last day of employment. If your employment terminates because of your death or disability, you have six months to exercise the option shares that were vested on your last day of employment. In any event, the SQRIBE Stock Plan provides six months from the date of your death to exercise the option shares that were vested on the date of your death. Under the 2000 Stock Plan, as discussed above, if your employment terminates for any reason other than death or disability, you have three months to exercise your option shares that were vested on your last day of employment. And, if your employment terminates because of your death or disability, you have twelve or six months, respectively, to exercise your option shares that were vested on your last day of employment.

In the event of the Company’s proposed dissolution, liquidation, sale of more than 50% of its assets, acquisition by another entity or a similar reorganization, under the SQRIBE plan, the administering committee has discretion to: (1) shorten the period during which you may exercise your options; (2) accelerate the vesting schedule of your options; (3) arrange to have the surviving corporation substitute your options for options to purchase shares of the surviving corporation; or (4) cancel your options and pay you in cash the fair market value for each option to the extent then exercisable (including any options as to which the exercise has been accelerated as per clause (2) above). Under the 2000 Stock Plan, the Administrator does not have the same express discretion. As discussed above, each option under the 2000 Stock Plan will terminate in the event of a proposed dissolution or liquidation of the Company unless otherwise provided by the Administrator. In the event of a proposed sale of all or substantially all of the Company’s assets or if the Company is acquired by another entity, the surviving corporation will assume the Company’s rights and obligations under the replacement option agreements or substitute options to purchase the surviving corporation’s stock unless the Administrator determines that the option is exercisable, in whole or in part.

9.	INFORMATION CONCERNING BRIO.

We deliver an analytic software platform that enables companies to drive better business decisions by leveraging their existing Information Technology (IT) infrastructures and information systems. The Brio Business Performance Platform helps drive an organization’s business performance, allowing it to be more competitive, customer-focused and responsive to the changing demands of business.

Brio was incorporated in California in February 1989 and re-incorporated in Delaware in February 1998. Our headquarters is located in Santa Clara, California. Brio completed its initial public offering in May 1998, and our common stock is listed on the Nasdaq National Market under the symbol “BRIO”.

The financial information included in our annual report on Form 10-K/A for the fiscal year ended March 31, 2002, filed with the SEC on June 5, 2002 is incorporated by reference. See Section 17 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements. The statements of operations data and balance sheet data for the three months ended June 30, 2002 and 2001 and for the years ended March 31, 2002 and 2001 are derived from our unaudited financial statements appearing in our Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on August 14, 2002 or our audited financial statements appearing in our Annual Report on Form 10-K/A as filed with the Securities and Exchange Commission on June 5, 2002, which are hereby incorporated by reference.

All information in thousands except share and per share data.

	Three Months ended June 30,		Year Ended March 31,
Statements of Operations:	2002 (Unaudited)	2001 (Unaudited)	2002	2001
Total revenues	$26,135	$29,473	$111,368	$151,612
Gross profit	$21,369	$21,128	$83,696	$118,794
Net income (loss)	$1,765	$(7,633)	$(25,658)	$(9,650)
Basic and diluted net loss per share	$0.05	$(0.26)	$(0.85)	$(0.34)

	June 30, 2002	March 31,
Balance Sheet Data:		2002	2001
	(Unaudited)
Current assets	$48,538	$49,626	$56,421
Noncurrent assets	$24,284	$26,410	$33,134
Current liabilities	$49,159	$51,177	$61,922
Noncurrent liabilities	$4,407	$4,460	$1,266

10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of November 7, 2002, our executive officers and non-employee directors as a group (9 persons) beneficially owned options outstanding under our eligible stock plans to purchase a total of 4,751,376 of our shares, which represents approximately 46.94% of the shares subject to all options outstanding under the eligible plans as of that date.

None of our executive officers or directors are eligible to participate in this exchange offer. As of November 7, 2002, our executive officers or directors who held any options outstanding under the eligible stock options plans were as follows:

Name	Title	Holding in Eligible Plans
Craig D. Brennan	President and Chief Executive Officer and Director	2,851,376
Mike Levine	Executive Vice President and General Manager of Sales for the Americas	325,000
Todd Davis	Executive Vice President, Worldwide Operations	345,000
Jim Guthrie	Executive Vice President, Development	350,000
Brian Gentile	Executive Vice President and Chief Marketing Officer	300,000
Craig Collins	Executive Vice President and Chief Financial Officer	550,000
Yorgen H. Edholm	Director	0
E. Floyd Kvamme	Director	0
John Mutch	Director	30,000
Ernest von Simson	Director	0

Neither we nor any of our directors or executive officers, nor any affiliate of us or our directors or executive officers, engaged in transactions involving eligible options during the 60 days prior to this exchange offer. There have been no agreements, arrangements or understanding between us and any of our executive officers or any other person relating to the eligible options.

11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

Options we acquire pursuant to the offer will be canceled. The shares of common stock subject to the canceled options that were issued under the 1998 Stock Plan and the 2000 Stock Plan will be returned to the respective pools of shares available for grants of new options, and issuances upon their exercise, under those plans. The shares of common stock subject to the canceled options that were issued under the 1992 Stock Plan and the SQRIBE Plan will not be reissued or added to the respective pools of shares available for grant. To the extent these shares remain available after reservation for issuance upon exercise of the new options to be granted under the 1998 Stock Plan or the 2000 Stock Plan in connection with the offer, the shares will be available for future awards to employees and other eligible participants under those plans without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer provided that: (1) we will not grant any new options until a business day that is at least six months and one day after the date that we cancel options tendered for exchange, (2) the exercise price of all new options will equal the market value of the common stock on the date we grant the new options and (3) we require each participating employee to tender any options granted after May 15, 2002 in addition to any options granted prior to August 2, 2000 with an exercise price greater than $2.00.

If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of increases and decreases in the price of our common stock as a compensation expense against our earnings for the new options. We would have to continue this variable accounting for the new options until they were exercised, forfeited, or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. We do not currently expect to grant the new options earlier than such time, however, the board of directors may decide in the future, if necessary to retain the company’s employees, to grant some or all of the new options before such date. By deferring the grant of the new options for at least six months and one day, and issuing the new options with an exercise price equal to the market value of the common stock on the date of grant, we believe we will not have to treat the new options as variable awards.

We would incur compensation expense, however, if we grant any options to any tendering option holder before the scheduled new option grant date. Our grant of those options to the tendering option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder’s tendered option shares. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would accrue to Brio as a charge to our earnings over the vesting period of the newly granted options. We would need to adjust this compensation expense periodically during the vesting period based on increases or decreases in the market value of the shares subject to the newly granted options. If we determine that we would incur this compensation charge as a result of option grants to you in the interim period between acceptance of tendered options and the grant of new options, we intend to defer the interim option grants subject to a contrary determination by the Board to do so. Therefore, if we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer, until the grant date for your new options, the grant of other options to you, such as annual, bonus, or promotional options, for which you would otherwise be eligible before the new option grant date.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained without substantial conditions, or obtained at all. The failure to obtain any such approval or other action might result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions of the offer, including the conditions described in Section 6.

13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF GRANTS AND EXERCISES UNDER THE 1998 STOCK PLAN, 2000 STOCK PLAN AND OF THE EXCHANGE.

The following discussion is a general summary of certain U.S. Federal income tax consequences of option grants and exercises under the 1998 Stock Plan and the 2000 Stock Plan and the disposition of stock acquired upon such exercises as well as of the exchange of options pursuant to the offer. It is based on Federal income tax laws currently in effect, is not intended to be exhaustive and does not address all matters that may be relevant to a particular option holder based on his or her specific circumstances. The summary addresses only current U.S. Federal income tax law, which is subject to change (possibly on a retroactive basis), and expressly does not discuss the income tax laws of any state, municipality, non-U.S. taxing jurisdiction or gift, estate or other tax laws other than U.S. Federal income tax law. You should refer to Section 14 for a summary of certain international tax consequences of the exchange for eligible holders who are non-U.S. tax residents. The summary below does not discuss all the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. WE STRONGLY RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR CONCERNING YOUR PARTICULAR CIRCUMSTANCES WITH RESPECT TO THESE MATTERS.

Income Tax Information Regarding Grants and Exercises.

Nonstatutory Stock Options.

All options granted in exchange for canceled options will be granted under the 1998 Stock Plan or the 2000 Stock Plan and all options granted will be nonstatutory stock options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the fair market value of the shares on the date of exercise over the option exercise price. The income recognized by an optionee who is also our employee will be subject to income and employment tax withholding by us, by payment in cash by the optionee or out of the optionee’s current earnings. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares as of the date of exercise of the option will be treated as capital gain or loss, and will qualify for long-term capital gain or loss treatment if such sale occurs more than one year after the date of exercise.

Material Income Tax Consequences of the Exchange.

Option holders who exchange outstanding options for new options should not be required to recognize income for Federal income tax purposes as a result of the exchange. We believe that the exchange will be treated as a non-taxable transaction for option holders.

14.	MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE NON-U.S. TAX RESIDENTS.

The following is a general summary of the material international income tax consequences of the exchange of options pursuant to the offer. This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. You should refer to Section 13 for material U.S. Federal tax consequences for employees who are U.S. tax residents. For additional information regarding the tax consequences of participating in the offer, you should consult the prospectuses for the 1998 Stock Plan and 2000 Stock Plan. Please contact Haleh Carrillo of Brio Software, Inc. at 4980 Great America Parkway, Santa Clara, California 95054, phone (408) 496-7417 to request copies of the prospectuses. Copies will be provided promptly and at our expense.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE SUBJECT TO TAX IN AUSTRALIA

The following is a general summary of the tax consequences of the cancellation of eligible options and grant of new options for individuals subject to tax in Australia. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Tax Treatment of Option Exchange

Your voluntary relinquishment of the eligible option in exchange for the right to receive a new option will give rise to a taxable event. This occurs because the cancellation of the existing option will constitute a disposal of the option in exchange for the right to receive a new option (“New Right”) at a later date. Note that the taxation consequences from the new issue arise in relation to the issue of the New Right as opposed to the new options.

Relinquishment of Existing Options

If you accept the offer and tender existing options, you will be deemed to have disposed of your existing options at the time of their cancellation, which gives rise to a taxable event. Provided you did not make the election to be subject to taxation in the year the eligible options were granted (an “Election”) and there has been no taxable event prior to the cancellation, you will be required to include the market value of the eligible options as at the date of the cancellation in your assessable income for the income year in which the eligible options are cancelled pursuant to the acceptance of the offer.

Under Australian law the market value of the existing options is determined as the higher of:

•	the market value of the shares as at the date of cancellation less the exercise price; and

•	the value determined in accordance with a statutory formula. This value is based on the exercise price, market value of shares and the exercise period of the option.

As the existing options are underwater options, the statutory formula will apply. Note that where the market value of the underlying shares of the existing option at the time of relinquishment is less than 50% of the exercise price, the market value of the existing option will be nil. Therefore, in these circumstances no tax will be payable on cancellation.

Where you made the Election to be taxed on the existing options in the income year of receipt, the market value of the existing options as at the date of their cancellation will be determined under the capital gains tax provisions (described below). Pursuant to the capital gains tax provisions the market value of the options will be price at which an arm’s length purchaser would be willing to acquire the existing options. Therefore, there is no requirement to apply the statutory formula, in these circumstances. However, the Australian Commissioner of Taxation is likely to accept the value determined under the statutory formula as the arm’s length price in the circumstances.

Acquisition of New Right

The acquisition of the New Right (that is the right to receive a new option after the cancellation of the existing option) will constitute the acquisition of a qualifying right under an employee share scheme.

You only will be subject to taxation on the acquisition of the New Right where you make an Election to that effect. Where the Election is not made, you will be subject to taxation at a later date, known as the Cessation Time.

Election is Made – Taxed on Exchange

If you make the Election, then you will be subject to tax on market value of the New Right less the market value of the existing options at the time of cancellation (as described above). As the exercise price of the option cannot be determined at this date, the market value of the New Right will be equal to the market value of the shares which are able to be obtained when the new option is issued. Note that if the Election is made it will cover each right, option and share in Brio Software, Inc. that you acquire during the income year.

No Election is Made – Cessation Time

If you do not make the Election, then you will be taxed in the income year in which the earliest of the following occurs (“Cessation Time”):

•	the time when you dispose of the New Right or new option acquired pursuant to the New Right (other than by exercising it);

•	the time when your employment with Brio Software, Inc. or one of its affiliates ceases;

•	the time when the new option acquired pursuant to the New Right is exercised; and

•	the expiration date of the New Right.

The amount that you must include in your assessable income for the year in which the Cessation Time occurs will be:

•
where you dispose of the New Right or new option (or the shares acquired as a result of exercising the new option) in an arm’s length transaction within 30 days after the Cessation Time – the consideration you receive for the disposal less the consideration paid to acquire the New Right (reduced by the exercise price of the new option, if the new option has been exercised); or

•
in any other case – on the market value of the New Right or new option (or the shares acquired as a result of exercising the new option) at the Cessation Time less the consideration paid to acquire the New Right (reduced by the exercise price of the new option, if the new option has been exercised).

The consideration paid to acquire the New Right is equal to the market value of the existing options as at the date they were cancelled (detailed above).

Sale of Shares

You also will be liable to capital gains tax on any gain made on the disposal of the shares acquired as a result of exercising the new options (other than gains made on the disposal of shares in an arms length transaction within 30 days of the Cessation Time which are assessed as ordinary income).

The assessable capital gain will be:

(i)	if you have held the shares for less than one year – the difference between the market value of the shares at the time of disposal and the cost base of the shares; or

(ii)
if you have held the shares for at least one year – one half the difference between the market value of the shares at the time of disposal and the cost base of the shares (subject to you first applying any capital losses against the full capital gain).

If you made the Election in respect of the New Right, then the cost base of the shares will be the market value of the New Right at the time it was acquired plus the exercise price of the new option.

If you did not make the Election in respect of the New Right, then the cost base of the shares will be the market value of the shares as at the Cessation Time.

If the market value of the shares at the time of disposal is less than the cost base of the shares, then a capital loss equal to the difference will be available to offset same year or future year capital gains. That is, a capital loss cannot be used to offset other income (including salary and wage income).

If you lose the benefit of either the New Right or any new options (e.g., you cease employment prior to exercise), you will be deemed to have never acquired the New Right or the new options. In such case, no amount needs to be included in your assessable income for the New Rights. If you have been subject to taxation prior to this date, you may apply to the Australian Commissioner of Taxation to amend the relevant year’s tax return and obtain a refund of the tax paid in relation to the New Right. You may also be entitled to a capital loss equal to the consideration paid to acquire the New Right (being the market value of the existing options as at the date of their cancellation).

Withholding and Reporting

Under current laws, withholding for income tax is not required by your employer when you exchange your existing option for a right to receive a new option or when you exercise your new option. You will be responsible for reporting on your tax return and paying any tax liability.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES SUBJECT TO TAX IN BELGIUM

The following is a general summary of the tax consequences of the cancellation of eligible options and grant of new options for individuals subject to tax in Belgium. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an existing option for a new option. If you paid tax on the grant of the existing option, that tax will not be recoverable, nor will it reduce the tax on the new option.

Grant of New Option

You will be subject to tax when the new option is granted to you. Assuming that you undertake not to exercise the option and the option is not exercised before January 1, 2007, the taxable amount will be 7.5% of the value of the underlying shares on the date of the “offer,” plus an additional 0.5% per year in which the new option is exercisable after year five, if any, plus the amount by which the option is in the money on the date of the “offer.” The date of your “offer” will be the date in which you receive written materials describing the terms and conditions of your new option. This will likely occur in May 2003. You will have 60 days after the date of the offer to reject your new option. If you do not reject your new option within 60 days of the offer, it will be deemed accepted, and you will be taxed accordingly.

If you exercise your option before January 1, 2007, the taxable amount will be 15% of the value of the underlying shares on the date of the “offer,” plus an additional 1% per year in which the new option is exercisable after year five, if any, plus the amount by which the option is in the money on the date of the “offer.”

Exercise of New Option

When you exercise the new option, you will not be subject to tax.

Sale of Shares

You will not be subject to tax when you subsequently sell the shares you acquire upon exercise of your new options.

Withholding and Reporting

You will be responsible for reporting the grant of your new options in your annual return and paying all applicable taxes. Your employer will report the taxable amount in the 281.10 salary form which will be given to you. In addition, you may be required to report any security or bank account you hold outside of Belgium on your annual tax return.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES SUBJECT TO TAX IN FRANCE

The following is a general summary of the tax consequences of the cancellation and grant of new options for individuals subject to tax in France. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering exchanging their options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an existing option for the right to receive a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will realize taxable income equal to the difference (or spread) between the fair market value of the shares at the time of exercise and the exercise price. This income is characterized as salary included in your overall income in the year of exercise which is subject to (i) income tax at the progressive rates, (ii) the general social insurance contribution (CSG); and (iii) other social taxes (CRDS and special tax).

Sale of Shares

If you acquire shares upon exercise, when you subsequently sell those shares, you will be subject to capital gains tax at the rate of 26% (16% income tax plus 10% social taxes) on any additional gain, i.e., the difference between the sale price and the fair market value of the shares on the date of exercise. However, these taxes only apply when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain amount, which is set annually (i.e., €7,650 for 2002).

Withholding and Reporting

If you are a French tax resident, your employer is not required to withhold income at the time you exercise your new option or when you subsequently sell the shares. However, your employer is required to withhold and deliver on your behalf your portion of social insurance contributions when you exercise your new options. Additionally, your employer is required to report the spread on (i) its annual declaration of salaries which is filed with the tax and labor authorities and on (ii) your pay slips in the month you purchase shares. It is your responsibility to report the income received from the new option on your tax return and to pay any applicable taxes resulting from the exercise of the new option and/or the sale of your shares. Neither Brio Software nor your employer is liable in any way if you fail to fulfill your legal obligations relating to the new options or the shares purchased. Note that any late payment of tax will be subject to the 9% annual interest penalty on the amount due.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES SUBJECT TO TAX IN GERMANY

The following is a general summary of the tax consequences of the cancellation of eligible options and grant of new options for individuals subject to tax in Germany. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

We do not believe that you will be subject to income tax and social insurance obligations as a result of the exchange of an existing option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise your new option, you will be subject to income tax on the difference (or spread) between the fair market value of the shares on the date of exercise and the option price. You also will be subject to social insurance contributions on the spread to the extent you have not already exceeded your applicable wage base.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €154 per calendar year from the taxable amount because this income results from the purchase of stock in the employer’s parent company. You should consult with your tax adviser to determine if this deduction applies to your specific situation.

Sale of Shares

Pursuant to a capital gains tax exemption you may not be subject to tax when you subsequently sell your shares if you own the shares for at least 12 months, do not own 1% or more of Brio System, Inc.’s stated capital (and have not owned 1% at any time in the last five years) and the shares are not held as business assets. However, this exemption may be eliminated in 2003. If you are subject to tax upon sale, you will be subject to tax on one-half of the gain as capital gain (less one-half of the sales related expenses). Furthermore, you will only be subject to tax if your total capital gain exceeds €512 in the relevant tax year. In this case, you will be taxed on the full gain (and not only the gain in excess of €512).

Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable wage base) when you exercise the new options. If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax. Your employer is not required to withhold or report upon the subsequent sale of the shares.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES SUBJECT TO TAX IN HONG KONG

The following is a general summary of the tax consequences of the cancellation of eligible options and grant of new options for individuals subject to tax in Hong Kong. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

We do not believe that you will be subject to income tax as a result of the exchange of an existing option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the option price.

Sale of Shares

You will not be subject to tax when you subsequently sell your shares.

Withholding and Reporting

Your employer is not required to withhold salaries tax or Mandatory Provident Fund contributions when you exercise the new option or when you subsequently sell the shares. However, your employer will report your taxable benefits resulting from the exercise of your option as part of its normal annual return. It is your responsibility to report and pay all applicable taxes.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES SUBJECT TO TAX IN JAPAN

The following is a general summary of the tax consequences of the cancellation of eligible options and grant of new options for individuals subject to tax in Japan. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

We believe it is unlikely that you will be subject to income tax as a result of the exchange of an existing option for a new option, although this result is not certain.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the option price. Your income will likely be treated as “remuneration income” and will be taxed at your marginal tax rate.

Sale of Shares

You will be subject to tax when you subsequently sell the shares. You will be taxed on the difference between the fair market value of the shares on the date of exercise and the sale price. As of January 1, 2003, the tax rate on net capital gains for certain listed shares (including those listed on a foreign stock market) will be lowered to 20% if they are sold through a securities broker designated in Japan. Additional favorable capital gain tax treatment may apply on a temporary basis between 2003 and 2007. This treatment will apply to shares of publicly listed companies (including foreign listed companies) that satisfy certain additional conditions. You should confirm the tax treatment of your gain realized upon sale of the shares with your personal tax advisor.

Withholding and Reporting

Although income from the exercise of stock options is classified as remuneration income for individual income tax purposes, your employer is generally not required to withhold income tax or social security contributions when you exercise your option. It is your responsibility to file a tax return and report and pay any taxes resulting from the exercise of your option.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES WHO ARE SUBJECT TO TAX IN NEW ZEALAND

The following is a general summary of the tax consequences of the cancellation of eligible options and grant of new options for individuals subject to tax in New Zealand. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an eligible option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.

Sale of Shares

Because there is no general capital gains tax in New Zealand, you generally will not be subject to capital gains tax when you sell the shares after exercising your new option. However, income tax is imposed on gains from the sale of shares where the shares were purchased for the purpose of selling or otherwise disposing of them. If you sell shares within a short period of time after exercising your new options, you may be subject to tax on any gain realized. On the other hand, if you hold the shares for a year or more, you are more likely to successfully assert that you had an investment motive in acquiring the shares and should not be subject to tax on any gain realized. While there is some uncertainty regarding exactly how any taxable gain is measured for tax purposes, it is likely that the gain will be measured as the difference between the fair market value at exercise and the sale price.

Withholding and Reporting

Your employer is not required to withhold or report for income tax or social insurance purposes when you exercise your new option. It is your responsibility to report and pay all applicable taxes.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES SUBJECT TO TAX IN SINGAPORE

The following is a general summary of the tax consequences of the cancellation of eligible options and grant of new options for individuals subject to tax in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. In addition, individuals who are classified as Not Ordinarily Resident may qualify for income tax concessions. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of existing options for the right to receive new options because the options to be cancelled are underwater and you will therefore have realized no economic gain. However, there is a risk that the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release,” in which case you will be subject to tax on the market value of the existing options at the time of the “release” (i.e., the market value of the underlying shares when the existing options are cancelled). In practice, the IRAS is likely to disregard the “release” of the options and simply tax the new options when you exercise them.

Grant of New Option

You may also be subject to tax when the new options are granted to you on the value of such options if the new options are considered to be obtained by reason of the “release” of an existing right.

Exercise of New Option

Assuming you are not taxed at grant, when you exercise the new option, you will likely be subject to tax on the difference between the fair market value of the shares on the date of exercise and the option price unless you are eligible for an exemption or deferral as discussed below. Please consult your tax advisor to determine if an exemption or deferral applies to you.

Cessation of Employment

If you are not a Singapore citizen or a Singapore permanent resident, you may be deemed to have exercised your option upon leaving employment with Brio or one of our subsidiaries and may be subject to tax at that time. Your employer may be required to withhold any taxes due at that time.

Company Employee Equity-Based Remuneration Regime (“CEEBR”) (Formerly called the Company Stock Option scheme (“CSOP”))

You may be able to claim a tax exemption on the first S$2,000 of spread per year and 25% of the remaining spread per year subject to a total exemption of S$1 million over a 10-year period beginning in the year you exercise your options. To take advantage of this tax exemption, the vesting provisions of your options must be as follows:

(a) where the exercise price is equal to the fair market value of the underlying shares on the date of grant, the option may not be exercised within one year of the grant of the option; and

(b) where the exercise price is less than the fair market value of the underlying shares on the date of grant (i.e., discounted option), the option may not be exercised within two years of the grant of the option.

In addition, the CEEBR regime must be offered to at least 50% of the Singapore company’s employees.

You should consult your tax advisor to determine if you qualify for this exemption in whole or in part (i.e., the portion, if any, of the new option vesting one year or more after the new grant date).

Qualified Employee Equity-Based Remuneration Regime (“QEEBR”) (*Formerly called the Qualified Employee Stock Option Plan (“QESOP”))

You may also be able, in certain circumstances, to defer the tax due at exercise under the QEEBR regime on the portion of the spread that was not exempt, if any, from tax under the CEEBR regime. You should consult with a tax adviser to determine if you qualify for this deferral. If you think that you qualify, you should apply to the to the Inland Revenue of Singapore (the “IRAS”) for a deferral. If you qualify for deferral under the QEEBR regime, you will accrue interest on the deferred tax as explained below.

For an option plan to qualify as a QEEBR regime, it must satisfy the following vesting-period requirements:

(a) where the exercise price is equal to the fair market value of the underlying shares on the date of grant, the option may not be exercised within one year from the grant of the option; and

(b) where the exercise price is less than the fair market value of the underlying shares on the date of grant, the option may not be exercised within two years from the grant of the option.

To qualify for tax deferral under the QEEBR regime, you would have to satisfy the following conditions:

(a)	you are employed in Singapore at the time the stock option is exercised;
(b)	the stock option was granted to you by the company for whom you are working at the time of exercise of the stock option or an associated company of that company; and
(c)	the tax payable on the QEEBR gains is not borne by your employer.

You will not qualify for the QEEBR regime if:

(a)	you are an undischarged bankrupt;
(b)	IRAS records show that you are a delinquent taxpayer; or
(c)	the tax on the QEEBR gains is less than S$200.

You should consult your tax advisor to determine if you qualify for the QEEBR regime in whole or in part (i.e., the portion, if any, of the new option vesting one year or more after the new grant date).

If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time of filing your income tax return for the Year of Assessment (“YOA”) (i.e., the year in which option is exercised and the spread would be subject to tax unless deferred). You would have to submit to the IRAS the Application Form for Deferment of Tax on Gains from the QEEBR, together with your employer’s certification on the Application Form that the QEEBR is properly qualified and your tax returns.

The maximum deferral period is five years starting from 1 January after the YOA. Subject to the maximum of five years, an employee can choose to defer the payment of the tax on the QESOP gains for any period of time.

The interest charge on the deferred tax will commence one month after the date of assessment (i.e., the date you exercise the option). The interest rate chargeable will be pegged to the average prime rate of the Big Four Banks offered on 15 April of each year and interest will be computed annually based on said rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due on the expiration of the deferral period. You may settle the deferred tax earlier in one lump sum.

Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately:

(a)	in the case of a foreign employee (including a Singapore PR), when he or she
(i)	terminates his or her employment in Singapore and leaves Singapore;
(ii)	is posted overseas; or
(iii)	leaves Singapore for any period exceeding three months;
(b)	when the employee becomes bankrupt; and
(c)	when the employee passes away (the deferred tax would be recovered from the deceased’s estate).

Sale of Shares

You will generally not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.

Withholding and Reporting

Generally, your employer is not required to withhold income tax or Central Provident Fund contributions on your new option. Your employer will report the new option to Inland Revenue and provide you with a copy of the report. It is your responsibility to report and pay all applicable taxes.

MATERIAL TAX CONSEQUENCES FOR EMPLOYEES SUBJECT TO TAX IN THE UNITED KINGDOM

The following is a general summary of the tax consequences of the cancellation of eligible options and grant of new options for individuals subject to tax in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. We advise all option holders considering replacing their options to consult with their own tax or financial advisors.

If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

We do not believe that you will be subject to tax as a result of the exchange of an existing option for the grant of a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be subject to tax when you exercise your new option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the option price (i.e., the spread). Your employer will be responsible for tax withholding under the Pay As You Earn system (“PAYE”) in relation to the tax due on the spread realized on exercise of your option and for paying the income tax withheld to the U.K. Inland Revenue on your behalf. Your employer will inform you as to how it intends to recoup the income tax that it pays on your behalf. If you fail to pay your employer the income tax due on the spread within 30 days of the date of exercise of your option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to a further income tax charge.

You will be liable to pay employees’ National Insurance Contributions (“NICs”) in relation to the spread on exercise of your new option if your earnings do not already exceed the maximum limit for employees’ NICs purposes. Your employer will be responsible for withholding NICs and for paying the amount withheld to the U.K. Inland Revenue on your behalf. The employee’s NICs rate for the 2002-2003 tax year is 10% and will increase to 11% for tax year 2003-2004. Although employee NICs have been subject to a wage limit, starting for the tax year 2003-2004, there will be a 1% employee NICs liability on all amounts (without limit) over the wage limit.

The exchange of eligible options granted on or before April 6, 1999 for new options may have adverse NICs consequences when the new options are exercised. Specifically, options granted on or before April 6, 1999 were not subject to NICs. Even if your existing option was not subject to an obligation to pay NICs, your new option will require you to pay NICs.

Sale of Shares

When you sell your shares, you may be subject to capital gains tax. Tax is due on any increase in the value of the stock realized between the date on which you exercise an option and the date on which you sell the stock acquired on exercise of that option. Please note that an annual exemption is available to set against total gains of £7,700 for the tax year April 6, 2002 to April 5, 2003 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years during which shares are held and whether the shares qualify as business assets.

Reporting

Your employer is required to report the details of the exchange of options, the new option grant and any future option exercise on its annual U.K. Inland Revenue tax return.

In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your new stock option and from the sale or disposal of shares to the Inland Revenue on your personal U.K. Inland Revenue tax return.

You will be responsible for paying any taxes owed as a result of the sale of the shares.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE INTERNATIONAL, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING OR DECLINING TO PARTICIPATE IN THE OFFER

15.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options (which would also delay the cancellation of options and the grant of new options) by giving oral or written notice of such extension to the option holders by making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the conditions listed in Section 6, by giving oral or written notice of such termination or postponement to the option holders by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., California time, on the next business day following the previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

-	we increase or decrease the amount of consideration offered for the options;

-	we decrease the number of options eligible to be tendered in the offer; or

-
we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

If the offer is scheduled to expire at any time earlier than the tenth business day following the date we publish notice or otherwise inform you in writing of the foregoing actions, then we will extend the offer so that the expiration date is no earlier than the tenth business day following the date we so publish notice or otherwise inform you in writing.

16.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of options pursuant to this offer to exchange.

17.	ADDITIONAL INFORMATION.

This offer to exchange is part of a Tender Offer Statement on Schedule TO with respect to the offer, which we have filed with the Securities and Exchange Commission. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to tender your options:

1.
our annual report on Form 10-K/A for our fiscal year ended March 31, 2002, filed with the Securities and Exchange Commission on June 5, 2002, including the information incorporated by reference in the form 10-K/A from our definitive proxy statement for our 2002 annual meeting of stockholders, filed with the Securities and Exchange Commission on July 31, 2002;

2.	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002;

3.	Current Reports on Form 8-K filed with the Securities Exchange Commission on August 14, 2002, July 9, 2002 and June 6, 2002; and

4.
the description of our common stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on April 6, 1998, including any amendments or reports we file for the purpose of updating that description.

The SEC File Number for these filings is 000-23997. These filings, our other annual, quarterly and current reports, our proxy statements and our other Securities and Exchange Commission filings may be examined, and copies may be obtained, at the Securities and Exchange Commission public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-732-0330.

Our Securities and Exchange Commission filings are also available to the public on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

Our common stock is quoted on the Nasdaq National Market under the symbol “BRIO,” and our Securities and Exchange Commission filings can also be read at the following Nasdaq address:

Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Brio Software, Inc.
Attn: Haleh Carrillo
4980 Great America Parkway
Santa Clara, California 95054

or by telephoning us at (408) 496-7417 between the hours of 9:00 a.m. and 4:00 p.m., California time.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about Brio should be read together with the information contained in the documents to which we have referred you.

18.	MISCELLANEOUS.

This offer to exchange and our Securities and Exchange Commission reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Except for the historical information contained herein, the matters discussed in this offer to exchange are forward-looking statements involving risks and uncertainties, which could cause actual results to differ materially from those in such forward-looking statements. The documents filed by Brio with the Securities and Exchange Commission, including our annual report on Form 10-K/A filed on June 5, 2002 and our quarterly report on Form 10-Q filed on August 14, 2002, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL OR THE RELATED NOTICE TO WITHDRAW TENDER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US. YOU SHOULD CONSULT WITH YOUR OWN TAX, LEGAL AND FINANCIAL ADVISORS REGARDING THE CONSEQUENCES OF YOUR DECISION ON WHETHER OR NOT TO PARTICIPATE IN THE OFFER AS WELL AS ANY DECISION TO EXERCISE YOUR OPTIONS OR TO DISPOSE OF THE SHARES ACQUIRED THROUGH SUCH EXERCISE.

Brio Software, Inc.	November 15, 2002

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS OF
BRIO SOFTWARE, INC.

The directors and executive officers of Brio Software, Inc. and their positions and offices as of November 7, 2002, are set forth in the following table:

Directors:

Yorgen H. Edholm	Chairman
Craig D. Brennan	Director
E. Floyd Kvamme	Director
John Mutch	Director
Ernest von Simson	Director

Executive Officers:

Name	Position and Offices Held
Craig D. Brennan	President and Chief Executive Officer
Mike Levine	Executive Vice President and General Manager of the Americas,
Todd Davis	Executive Vice President, Worldwide Operations
Jim Guthrie	Executive Vice President, Product Development
Brian Gentile	Chief Marketing Officer
Craig Collins	Executive Vice President and Chief Financial Officer

The address of each director and executive officer is: c/o Brio Software, Inc., 4980 Great America Parkway, Santa Clara, California 95054.

A-1

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OFFER TO EXCHANGE

ALL OUTSTANDING OPTIONS

UNDER THE BRIO SOFTWARE, INC. ELIGIBLE STOCK PLANS

TO PURCHASE COMMON STOCK

HELD BY CERTAIN EMPLOYEE OPTION HOLDERS

Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to Brio Software, Inc., 4980 Great America Parkway, Santa Clara, California 95054, Attn: Haleh Carrillo (phone: 408-496-7417, fax: 408-496-7640)

November 15, 2002

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